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                             EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into this 8th day of October, 1997 by and between Hard Rock Hotel, Inc., a Nevada corporation, (the "Company") and Gary R. Selesner, a resident of the State of Nevada ("Executive").

                                  WITNESSETH

     WHEREAS, Executive is Senior Vice President of Harveys Casino Resorts, a Nevada corporation ("Harveys") and acts as General Manager of the Hard Rock Hotel and Casino located in Las Vegas, Nevada (the "Hard Rock"); and

     WHEREAS, pursuant to the terms of a management agreement (the "Management Agreement") Harveys manages the Hard Rock and the parties hereto are entering into this Agreement in anticipation of and in connection with the termination of the Management Agreement; and

     WHEREAS, the Company has determined that the future services of Executive will be of value to the Company and desires that Executive remain at the Hard Rock as an employee of the Company in accordance with the terms hereof, and

     NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements contained herein, together with good and valuable consideration the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

     1. TERM OF EMPLOYMENT. The Company hereby employs Executive and Executive hereby accepts such employment commencing on the date of, and immediately following, the final closing of the sale of Harvey's equity interest in the Company to Peter Morton or his designee and the termination of the Management Agreement and any employment agreement between Harveys and Executive (the "Commencement Date") and shall continue thereafter until the fourth anniversary of the Commencement Date (the "Termination Date"), unless sooner terminated in accordance with the terms hereof.

     2. DUTIES OF EXECUTIVE. Executive shall be employed to serve in the capacity of Senior Vice President of the Company and General Manager of the Hard Rock. Executive shall be responsible for the overall supervision, direction, and control of the operations of the Hard Rock facility and shall direct the operating departments with a view to the successful implementation of business policies and plans for the Hard Rock. Executive shall provide support in the conceptual, strategic and policy formulation functions of the Company and shall direct and coordinate the activities of the Hard Rock to attempt to obtain optimum efficiency and economy of operations in order to attempt to maximize profits. Executive shall devote his full business time, attention and ability to the affairs of the Company during the term of this Agreement; PROVIDED, HOWEVER, that Employee shall not be precluded from involvement in charitable or civic activities or his

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personal financial investments provided that the same do not interfere with his time and attention to the affairs of the Company. Executive will report directly to Peter Morton or such other person designated by the Board (as defined below) who is reasonably acceptable to Executive.

     3.   BASE SALARY, BONUS AND REIMBURSEMENT FOR EXPENSES.

          3.1 BASE SALARY. The Company shall pay to Executive a base salary (the "Base Salary") of $250,000 per annum. The Base Salary shall be payable in equal bi-weekly installments in arrears. For purposes of this Agreement, the Base Salary and the Minimum Bonus (as hereinafter defined) are collectively referred to as "Annual Compensation." Executive's job performance will be evaluated at least annually for consideration of merit increases in the Base Salary and any other form of supplemental income or benefits that the Company may award to its senior officers.

          3.2 BONUS. Executive shall be eligible to receive an annual bonus to be determined by the Company's Board of Directors (the "Board") based upon the financial performance of the Company and Executive's contribution to such performance, which bonus shall not in any event be less than $75,000 per annum (payable initially within 30 days after the end of Company's fiscal year ended November 30, 1997 and thereafter within 30 days after the end of the Company's calendar and/or fiscal year as the case may
be) commencing as of the date hereof and each anniversary of the date hereof, and pro rated for any short year of the employment term.

          3.3 REIMBURSEMENT OF EXPENSES. The Company will promptly reimburse Executive for all reasonable and necessary expenses incurred by Executive for travel, entertainment and miscellaneous business expenses, including brokerage commissions on the sale of Executive's New Jersey home and, up to a maximum of Six Thousand Dollars ($6,000), accounting and legal fees incurred by Executive in connection with this Agreement. In addition, the Company shall not require Executive to reimburse the Company for all or part of that certain Thirteen Thousand Dollars ($13,000) bonus previously received by Executive.

     4.   BENEFITS.

          4.1 GENERALLY. Executive shall be entitled to participate in the Company's group insurance, hospitalization and health and benefit plans as well as all other benefit plans that the Company provides to its senior executives to the extent such plans are established by the Company which the parties hereto anticipate will be similar to those established by Harveys.

          4.2 AUTOMOBILE. The Company shall provide Executive during the term of this Agreement with the use of an automobile equal to or better than that currently utilized by Executive and shall reimburse Executive for all registration and title expenses, insurance premiums, maintenance and fuel costs, in connection with the ownership and operation thereof. Executive represents and warrants to the Company that Executive is

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currently receiving from Harveys the use of an automobile along with the reimbursement of registration and title expenses, insurance premiums, maintenance and fuel costs in connection with the ownership and operation of such automobile.

          4.3 RELOCATION LOAN. The Company shall loan Executive an amount of money equal to, and on the same terms, as the current loan to Executive from Harveys with respect to Executive's relocation from New Jersey to Nevada.

     5. FACILITIES. Executive shall be furnished with office, supplies and personnel which are necessary or appropriate for the adequate performance by Executive of his duties be deemed to include, without limitation, a full time administrative assistant.

     6. NON-DISCLOSURE; NON-SOLICITATION. During the term of this Agreement and thereafter, Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or its affiliates, and their respective businesses, which shall not be public knowledge (other than information which becomes public as a result of acts of Executive or his representatives in violation of this Agreement), including, without limitation, customer/client lists, matters subject to litigation, and technology or financial information of the Company or its subsidiaries, without the prior written consent of the Company. In addition, during the term of this Agreement and for a two (2) year period thereafter, Executive shall not, directly or indirectly, solicit or contact any employee of the Company or any affiliate of the Company, with a view to inducing or encouraging such employee to leave the employ of the Company or its affiliates, for the purpose of being employed by Executive, an employer affiliated with Executive or any competitor of the Company or any affiliate hereof. Executive acknowledges that the provisions of this Paragraph 6 are reasonable and necessary for the protection of the Company and that the Company will be irrevocably damaged if such provisions are not specifically enforced. Accordingly, Executive agree that, in addition to any other relief to which the Company may be entitled in the form of actual or punitive damages, the Company shall be entitled to seek and obtain injunctive relief from a court of competent jurisdiction (without posting a bond therefor) for the purpose of restraining Executive from any actual or threatened breach of such provisions.

     7.   TERMINATION.

          7.1 Executive's employment under this Agreement shall terminate upon the occurence of any of the following:

                (a) DEATH OR DISABILITY. If Executive dies or becomes "Permanently Disabled" (meaning that he becomes mentally or physically disabled, and if he has for six (6) successive months, or for shorter periods aggregating nine (9) months in any period of eighteen (18) consecutive months, been unable to substantially perform his duties hereunder),

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               (b)  RESIGNATION.  The voluntary resignation of Executive
provided that Executive agrees that he will give not less than three (3) month's advance written notice of such resignation to the Board, which notice may be waived by the Company in its sole discretion.

               (c) CAUSE. For "Cause," which for purposes of this Agreement, shall only be any of the following:

                    (i) Executive's breach of any of the covenants contained in Paragraph 6 of this Agreement;

                    (ii) willful and material failure or refusal by Executive to perform or fulfill his obligations and duties under this Agreement, other than by reason of Permanent Disability as provided in Paragraph 7.1(a) above, provided that Executive shall first be given written notice of such failure, specifying the particulars in detail, and shall have a period of thirty (30) days thereafter to cure or rebut the claimed basis of such failures (and notwithstanding the foregoing, Executive shall not be deemed to have been terminated pursuant to this subparagraph (ii) unless and until there shall have been delivered to Executive, together with such written notice, a copy of a resolution, duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board (after reasonable notice to Executive and an opportunity for him, together with his counsel, to be heard in person or telephonically before the Board), finding that in the good faith determination of the Board, Executive was guilty of such failure; or

                    (iii) an act of fraud, theft or embezzlement by Executive, the commission of a felony by Executive, or the entry by Executive of a plea of guilty or nolo contendere in a court of competent jurisdiction for any crime (other than minor traffic violations) or involving moral turpitude; or

                    (iv) the failure of Executive to obtain any requisite license, permit or approval based on suitability from any state, county, or other governmental authority having jurisdiction over the gaming operations of the Company (the "Gaming Authorities") which would preclude Executive from carrying out his duties as set forth in this Agreement; or

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                    (v)     if, after the initial receipt by Executive of any
                requisite license, permit or approval from the Gaming Authorities, the execution of Executive's duties as set forth in this Agreement will, as evidenced by communications from any senior official of any of the Gaming Authorities, materially preclude or unduly delay the issuance of, or result in the imposition of unduly burdensome terms and conditions on, or revocation of, any liquor, gaming or other license, permit or approval, necessary or appropriate to the proposed, contemplated or actual operations of the Company; PROVIDED, HOWEVER, that this subparagraph (v) shall not be applicable if Executive shall, within a reasonable period of time after receipt of written notice from the Board specifying the nature of the issues involved hereunder, remedy the situation to the satisfaction of the applicable Gaming Authorities; or

                    (vi) a default of Executive of any other material provision of this Agreement, provided that the termination of Executive's employment pursuant to this subparagraph (vi) shall not constitute valid termination for good cause unless Executive shall have first received written notice from the Board stating with specificity the nature of such breach and affording Executive at least thirty (30) days to correct the breach.

               (d) COMPANY BREACH. In the event of the Company's willful and material breach of any provision of this Agreement (which shall be deemed to include, but not be limited to, any failure to timely pay any undisputed amounts owing to Executive hereunder), Executive shall have the right to terminate his employment hereunder; provided that Executive shall give written notice to the Company of his intent to so terminate setting forth the basis for such termination, and the Company shall then have thirty (30) days after receipt of such notice to cure fully the subject breach.

         7.2 TERMINATION OBLIGATIONS OF EXECUTIVE. In the event Executive's employment with the Company is terminated, Executive, or his legal representative in case of termination by death or Executive's physical or mental incapacity to serve, shall:

               (a) by the close of the effective date of termination, resign from all corporate and board positions held in the Company and any of its subsidiary and affiliated companies;

               (b) promptly return to a representative designated by the Company all property, including but not limited to, automobiles, keys, identification

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cards and credit cards of the Company or any of its subsidiaries or affiliated companies; and

               (c) incur no further expenses or obligations on behalf of the Company, or any of its subsidiaries and affiliated companies.

     8. CHANGE OF CONTROL. In the event of a "Change of Control" (as defined below), all equity granted to Executive in accordance with this Agreement which has not vested as of the date of the Change of Control shall immediately vest (and the put shall become exercisable by Executive). For purposes of this Agreement "Change of Control" shall mean that Peter Morton and/or his affiliates no longer, directly or indirectly, beneficially own(s) in the aggregate shares of capital stock of the Company having thirty-three and one-third percent (33-1/3%) or more of the aggregate voting power of all shares of capital stock of the Company at the time outstanding and any person or any group shall, directly or indirectly, beneficially own in the aggregate shares of capital stock of the Company having thrity-three and one-third percent (33-1/3%) or more of the aggregate voting power of all shares of capital stock of the Company at the time outstanding. For the purposes of this Paragraph 8, the term "person" shall have the same meaning ascribed to such term pursuant to the Securities Act of 1933, as amended. For the purposes of this Paragraph 8, the terms "beneficially owned" and "group" shall have the respective meanings ascribed to them pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder. The term "affiliate" as used in this Agreement shall have the same meaning as ascribed to such term in Section 12b-2 of the Securities Exchange Act of 1934, as amended.

     9.     TERMINATION COMPENSATION

         9.1 SEVERANCE COMPENSATION. If Executive shall terminate his employment under this Agreement pursuant to Paragraph 7.1(d), or if the Company shall terminate Executive's employment with the Company for any reason other than those set forth in Paragraph 7.1(a), (b) or (c), the Company shall pay Executive (i) his total Annual Compensation through the date of termination at the rate in effect at the time notice of such termination is given in lieu of any further salary or other payments to Executive hereunder for periods subsequent to the date of termination; (ii) in lieu of any further salary or other payments to Executive hereunder other than payments relating to Executive's right to sell the Shares to Lily Pond as set forth in the Letter Agreement of even date herewith (the "Letter Agreement") for periods subsequent to the date of termination, the Company shall pay as liquidated damages to Executive on the fifteenth day following the date of termination, a lump sum amount equal to the product of (A) the total Annual Compensation in effect as of the date of termination, multiplied by (B) the number of years (including partial years) remaining in the employment term hereunder (provided, that such number used as a multiplier shall not be less than one); (iii) Executive shall vest in any non-vested equity granted to him by the Company and Lily Pond Investments, Inc., a Nevada corporation; (iv) the Company shall pay the

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amount of any forfeitures that result from any non-vesting under any of the
Company's employee benefit, welfare, stock option or other plans (qualified or non-qualified); and (v) the Company shall continue to provide the benefits and payments due Executive as provided in Paragraph 4 above for the unexpired portion of the employment term; PROVIDED, HOWEVER, that Executive shall only be entitled to such payment and benefits as long as he is in compliance with Paragraph 6 of this Agreement.

      10. REPRESENTATIONS AND WARRANTIES OF EXECUTIVE. Executive represents and warrants to the Company that (i) as of the Commencement Date, Executive shall be under no contractual or other restriction or obligation which is inconsistent with the execution of this Agreement, the performance of his duties hereunder, or the other rights of the Company hereunder, and (ii) Executive is under no physical or mental disability that would hinder the performance of his duties under this Agreement.

      11.  GENERAL PROVISIONS.

           11.1 BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns and Executive, his assignees, and his estate. Neither Executive, his designees, nor his estate shall commute, pledge, encumber, sell or otherwise dispose of the rights to receive the payments provided in this Agreement, which payments and the rights thereto are expressly declared to be nontransferable and nonassignable (except by death or otherwise by operation of law).

           11.2 GOVERNING LAW. This Agreement shall be governed by the laws of the State of Nevada from time to time in effect.

           11.3 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same Agreement.

           11.4 NO WAIVER. Except as otherwise expressly set forth herein, no failure on the part of either party hereto to exercise and no delay in exercising any right, power or remedy hereunder shall operate as a waiver hereof nor shall any single or partial exercise of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

           11.5 HEADINGS. The headings of the Paragraphs of this Agreement have been inserted for convenience of reference only and shall in no way restrict any of the terms or provisions hereof.

           11.6 INDEMNIFICATION. Subject to Nevada Revised Statutes Section 78.751, as may be amended, and to the fullest extent permitted by law, the Company agrees to defend, indemnify and hold Executive harmless from and against any liabilities, costs and expenses (including without limitation, in connection with any actions relating to licensing by any Gaming Authorities) arising in relation to Executive's services as an officer, director or employee of the Company or any of its affiliates to the fullest extent

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permitted by applicable law. Subject to the foregoing, the Company shall pay on a regular basis to the fullest extent permitted by law, any legal and other professional fees and expenses incurred with respect to a matter which is the subject of indemnification. The Company will continue to maintain directors and officers liability insurance.

           11.7 NOTICES. Any notice under this Agreement shall be given in writing and delivered in person or mailed by certified or registered mail, addressed to the respective party at the address as set out below, or at such other address as either party may elect to provide in advance in writing to the other party:

                 EXECUTIVE:

                 Gary R. Selesner
                 8108 Sapphire Bay
                 Las Vegas, Nevada 89128

                 COMPANY:

                 Hard Rock Hotel, Inc.
                 510 North Robertson Boulevard
                 Los Angeles, California 90048
                 Attn: Peter Morton

                 WITH A COPY TO:

                 Gordon & Silver, Ltd.
                 3800 Howard Hughes Parkway
                 14th Floor
                 Las Vegas, Nevada 89109
                 Attn: James S. Mace

           11.8 SEVERABILITY. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, or unenforceable by reason of any rule of law or public policy, all other provisions of this Agreement shall nevertheless remain in effect. No provision of this Agreement shall be deemed dependent on any other provision unless so expressed herein.

           11.9 GAMING AUTHORITIES APPROVAL. Nothing contained in this Agreement shall be construed to require the commencement of any act contrary to law, and when there is any conflict between any provision of this Agreement and any statute, law, ordinance, or regulation, contrary to which the parties have no legal right to contract, then the latter shall prevail; but in such an event, the provisions of this Agreement so affected shall be curtailed and limited only to the extent necessary to bring it within the legal requirements. Notwithstanding anything contained in this Agreement to the contrary, this Agreement and the terms and conditions contained herein shall be contingent upon all requisite approvals of the applicable Gaming Authorities.

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           11.10 NO WAIVER. The several rights and remedies provided for in this Agreement shall be construed as being cumulative, and no one of them shall be deemed to be exclusive of the others or of any right or remedy allowed by law. No waiver by Company or Executive any failure to Executive or Company, respectively, to keep or perform any provision of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same or other provision.

           11.11 MERGER. This Agreement and the Letter Agreement supersede any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of the Executive by the Company.

           11.12 NO REPRESENTATIONS. Each party to this Agreement acknowledges that except as set forth in the Letter Agreement, no representations, inducements, promises or other agreements, oral or otherwise, have been made by any party, anyone acting on behalf of any party, which are not embodied herein and that no other agreement, statement or promise not contained in this Agreement shall be valid or binding. Any addendum to or modification of this Agreement shall be effective only if it is in writing and signed by the parties to be charged.

           11.13 DRAFTING AMBIGUITIES. Each party to this Agreement has been afforded an opportunity to have this Agreement reviewed by his or its respective counsel. The normal rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation of this Agreement or of any amendments or exhibits to this Agreement.

           11.14 SURVIVAL. The terms and conditions of Paragraphs 6, 9 and
11.6 shall survive the termination of this Agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                       Hard Rock Hotel, Inc., a Nevada
                                       corporation

                                       By:  /s/ Peter Morton
                                          --------------------------------
                                            Peter Morton, President

                                            /s/ Gary R. Selesner
                                          --------------------------------
                                            Gary R. Selesner



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